Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb
713-435-1545

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2019 THIRD QUARTER RESULTS

•	2019 third quarter earnings per share of $0.80

•	Strong results in marine with improving markets and operating conditions

•	Distribution and services impacted by continued weakening in oil and gas related activity

•	2019 full year earnings per share guidance narrowed to $2.80 to $3.00

Houston, Texas (October 25, 2019) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the third quarter ended September 30, 2019 of $48.0 million, or $0.80 per share, compared with earnings of $41.8 million, or $0.70 per share, for the 2018 third quarter.  Consolidated revenues for the 2019 third quarter were $666.8 million compared with $704.8 million reported for the 2018 third quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “During the third quarter, our marine transportation business delivered strong results with significant sequential and year-on-year improvement in profitability. In distribution and services, activity continued to decline as a result of the ongoing cyclical downturn in the oilfield markets and our customers’ focus on near-term cash flow. Our overall third quarter improved year-on-year, led by favorable results in marine transportation reflecting our enhanced earnings power from our recent investments and acquisitions.

“In inland marine transportation, our financial results meaningfully improved as flood waters receded and operating conditions were better. Favorable operating conditions resulted in a 31% reduction in delay days as compared to the 2019 second quarter, which led to efficiencies across our fleet and reduced operating expenses. Customer demand and our barge utilization remained strong during the quarter, and term contracts continued to renew higher. Ultimately, the improvement in operating efficiencies, reduced costs and higher pricing led to inland operating margins that touched 20% during the quarter.

“Coastal marine transportation also provided improved financial results with gains in revenue and operating income. During the quarter, market conditions were favorable, and our barge utilization was stable in the mid-80% range. Our efforts to modernize and increase the efficiencies of the fleet during the downturn, including the purchase of a new articulated tank barge unit (“ATB”), construction of new coastal tugboats, and the retirement of aging equipment, are showing benefits and contributing to better reliability and lower costs. Overall, coastal operating margins were in the high single digits during the third quarter.

“In distribution and services, continued weak activity and spending in the oilfield impacted our oil and gas related businesses throughout the third quarter.  During the quarter, we experienced very little activity in our pressure pumping manufacturing and remanufacturing businesses, as well as lower demand for equipment, parts and service sales in our oil and gas related distribution businesses. As a result, we aggressively implemented additional workforce reductions and other cost saving initiatives,” Mr. Grzebinski concluded.

Segment Results – Marine Transportation
Marine transportation revenues for the 2019 third quarter were $412.7 million compared with $382.0 million for the 2018 third quarter.  Operating income for the 2019 third quarter was $72.7 million compared with $48.5 million for the 2018 third quarter.

In the inland market, operating conditions were generally good with receding flood waters and favorable summer weather conditions resulting in improved operating efficiencies across the fleet.  Customer demand was strong across the portfolio with average barge utilization in the low 90% range during the quarter. Pricing improved year-on-year, with spot rates increasing approximately 15% and average rates on expiring term contracts increasing in the low to mid-single digits. Overall, revenues in the inland market increased 10% compared to the 2018 third quarter due to improved pricing and the contribution from the Cenac and CGBM acquisitions. The operating margin for the inland business was 20% for the quarter.

In the coastal market, barge utilization was in the mid-80% range during the 2019 third quarter.  Compared to the 2018 third quarter, spot market pricing was approximately 20% higher, and term contracts repriced higher in the mid-single digits. Revenues in the coastal market increased 3% year-on-year, primarily due to improved pricing and higher barge utilization. During the quarter, the coastal operating margin was in the high single digits and benefited from both lower operating expenses as a result of improved efficiencies and higher pricing.

The marine transportation segment’s 2019 third quarter operating margin was 17.6% compared with 12.7% for the 2018 third quarter.

Segment Results – Distribution and Services
Distribution and services revenues for the 2019 third quarter were $254.1 million compared with $322.8 million for the 2018 third quarter.  Operating income for the 2019 third quarter was $9.1 million compared with $23.9 million for the 2018 third quarter.

In the oil and gas market, revenues and operating income declined compared to the 2018 third quarter due to a significant reduction in North America oilfield activity.  During the quarter, the oil and gas businesses experienced further declines in customer demand for new and remanufactured pressure pumping equipment, and there were reduced sales of new and overhauled transmissions, parts and service.  As a result of the limited demand for oil and gas related products and services, additional reductions in force and other cost savings measures were implemented.  During the quarter, the oil and gas operating margin was in the negative low single digits.

In the commercial and industrial market, revenues and operating income increased compared to the 2018 third quarter primarily due to higher service levels in the marine repair business, as well as increased demand for back-up power generation equipment. During the quarter, the commercial and industrial operating margin was in the high single digits.

The distribution and services 2019 third quarter operating margin was 3.6% compared with 7.4% for the 2018 third quarter.

Cash Generation
EBITDA of $133.1 million for the 2019 third quarter compares with EBITDA of $127.2 million for the 2018 third quarter.  Cash flow was used to fund capital expenditures of $56.8 million during the 2019 third quarter, which included $3.4 million for new inland towboat construction, $4.8 million primarily related to progress payments on the construction of three new 5000 horsepower coastal ATB tugboats, $42.6 million primarily for upgrades to existing inland and coastal fleets, and $6.0 million in distribution and services and corporate. Additionally, $4.7 million was used to purchase two inland barges that were previously leased. Total debt as of September 30, 2019 was $1,434.4 million, a reduction of $160.3 million compared to June 30, 2019, and Kirby’s debt-to-capitalization ratio was 29.8%.

2019 Fourth Quarter Outlook
Commenting on the 2019 full year guidance, Mr. Grzebinski said, “We have narrowed our 2019 earnings guidance to $2.80 to $3.00 per share. Our third quarter was solid, with strong results from inland and coastal marine offsetting declines in distribution and services. During the fourth quarter in marine transportation, we expect increasing delay days due to normal seasonal weather conditions, heavy shipyard activity in coastal, and higher than normal maintenance spending in inland. In distribution and services, we expect sequentially lower oilfield spending and seasonal declines in utilization of the rental power generation fleet to contribute to a further reduction in this segment’s operating margins. Although the timing of an oilfield recovery remains unclear, we have taken the necessary steps to reduce costs and realign to the current activity levels. We are also confident that we are well-positioned to capture the benefits of growing pent-up demand and the inevitable recovery in the oilfield market.”

In the inland marine transportation market, growth in the petrochemical complex on the Gulf Coast and stable customer demand for clean, black oil and pressure cargos are expected to continue. However, given the onset of winter weather conditions and disruptions from lock closures on the Gulf Intracoastal Waterway and the Illinois River, operating efficiencies are expected to sequentially decline. Also, an increased level of barge maintenance is expected during the fourth quarter which will result in sequentially higher operating expenses. Overall, inland revenues are expected to be similar to the 2019 third quarter with operating margins in the high teens.

In coastal, market conditions are expected to remain favorable with barge utilization in the mid-80% range during the fourth quarter. Pricing is expected to improve on renewing contracts. As previously announced, financial results will be negatively impacted by seasonal activity declines in Alaska and major shipyard maintenance on multiple large capacity vessels. As a result, coastal revenues are anticipated to decline 5 to 10% sequentially with low negative single digit operating margins for the fourth quarter.

In the distribution and services segment, orders for new and remanufactured pressure pumping equipment are expected to remain low during the fourth quarter, but revenue should be modestly higher sequentially due to timing of deliveries. In distribution, new transmission sales and overhauls, as well as parts sales are likely to decline from third quarter levels as oilfield customers maintain their focus on maximizing cash flow and returns. In the commercial and industrial market, revenues and operating income are expected to sequentially decline with the seasonal reduction in power generation rental fleet utilization. Activity in the marine repair business is expected to be stable. Overall, distribution and services revenue is expected to be flat to slightly down sequentially, with breakeven to low single digit operating margins.

Kirby’s 2019 capital spending is expected to be in the $225 to $245 million range. Capital spending guidance includes approximately $40 to $45 million in progress payments on new marine vessels, which includes three 5000 horsepower coastal ATB tugboats and thirteen 2600 horsepower inland towboats. Approximately $155 to $165 million is associated with capital upgrades and improvements to existing inland and coastal marine equipment (including approximately $20 million for coastal ballast water treatment systems) and marine facility improvements. The balance of approximately $30 to $35 million largely relates to new machinery and equipment, rental fleet growth, facility improvements, and information technology projects.

Conference Call
A conference call is scheduled for 7:30 a.m. Central Standard Time today, Friday, October 25, 2019, to discuss the 2019 third quarter performance as well as the outlook for the 2019 fourth quarter.  To listen to the conference call webcast, please visit the Investor Relations section of Kirby’s website at http://kirbycorp.com. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the call.  For listeners who wish to participate in the question and answer session of the conference call webcast, you may access the call by dialing (866) 691-5839 within the U.S. and Canada or +1 (409) 216-0840 internationally. The conference ID for the call is 2159958.  A replay of the webcast will be available for a period of one year by visiting the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K includes a non-GAAP financial measure EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release.  Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2018 year and quarters are available in the Investor Relations section of Kirby’s website, http://kirbycorp.com, under Financials.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2018.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade.  Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications.  Kirby also rents equipment including generators, pumps, and compressors for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2019	2018	2019	2018
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$412,665	$382,040	$1,185,072	$1,100,606
Distribution and services	254,144	322,805	997,400	1,148,598
Total revenues	666,809	704,845	2,182,472	2,249,204

Costs and expenses:
Costs of sales and operating expenses	458,514	498,421	1,558,664	1,640,366
Selling, general and administrative	64,656	70,032	206,602	239,416
Taxes, other than on income	10,909	10,523	31,486	29,610
Depreciation and amortization	54,455	57,930	164,771	167,640
(Gain) loss on disposition of assets	374	(18)	(4,901)	(2,358)
Total costs and expenses	588,908	636,888	1,956,622	2,074,674

Operating income	77,901	67,957	225,850	174,530
Other income	864	1,454	2,677	4,586
Interest expense	(14,310)	(12,345)	(43,026)	(34,665)

Earnings before taxes on income	64,455	57,066	185,501	144,451
Provision for taxes on income	(16,305)	(15,116)	(45,454)	(41,042)

Net earnings	48,150	41,950	140,047	103,409
Less: Net earnings attributable to noncontrolling interests	(163)	(134)	(477)	(520)

Net earnings attributable to Kirby	$47,987	$41,816	$139,570	$102,889

Net earnings per share attributable to Kirby common stockholders:
Basic	$0.80	$0.70	$2.33	$1.72
Diluted	$0.80	$0.70	$2.32	$1.72
Common stock outstanding (in thousands):
Basic	59,749	59,638	59,733	59,527
Diluted	59,906	59,784	59,879	59,668

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Third Quarter		Nine Months
	2019	2018	2019	2018
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$47,987	$41,816	$139,570	$102,889
Interest expense	14,310	12,345	43,026	34,665
Provision for taxes on income	16,305	15,116	45,454	41,042
Depreciation and amortization	54,455	57,930	164,771	167,640
	$133,057	$127,207	$392,821	$346,236

Capital expenditures	$56,800	$78,841	$184,068	$231,752
Acquisitions of businesses and marine equipment	$4,700	$—	$257,540	$499,227

	September 30,
	2019	2018
	(unaudited, $ in thousands)
Long-term debt, including current portion	$1,434,432	$1,399,931
Total equity	$3,374,498	$3,233,148
Debt to capitalization ratio	29.8%	30.2%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2019	2018	2019	2018
	(unaudited, $ in thousands)

Marine transportation revenues	$412,665	$382,040	$1,185,072	$1,100,606

Costs and expenses:
Costs of sales and operating expenses	257,869	248,347	771,596	744,154
Selling, general and administrative	28,424	29,408	90,896	94,456
Taxes, other than on income	9,230	8,624	26,355	23,805
Depreciation and amortization	44,445	47,144	134,861	135,266
Total costs and expenses	339,968	333,523	1,023,708	997,681

Operating income	$72,697	$48,517	$161,364	$102,925

Operating margin	17.6%	12.7%	13.6%	9.4%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2019	2018	2019	2018
	(unaudited, $ in thousands)

Distribution and services revenues	$254,144	$322,805	$997,400	$1,148,598

Costs and expenses:
Costs of sales and operating expenses	200,645	250,074	787,068	896,212
Selling, general and administrative	33,608	36,965	108,194	115,682
Taxes, other than on income	1,674	1,888	5,102	5,762
Depreciation and amortization	9,085	9,964	27,167	29,873
Total costs and expenses	245,012	298,891	927,531	1,047,529

Operating income	$9,132	$23,914	$69,869	$101,069

Operating margin	3.6%	7.4%	7.0%	8.8%

OTHER COSTS AND EXPENSES

	Third Quarter		Nine Months
	2019	2018	2019	2018
	(unaudited, $ in thousands)

General corporate expenses	$3,554	$4,492	$10,284	$31,822

(Gain) loss on disposition of assets	$374	$(18)	$(4,901)	$(2,358)

ONE-TIME CHARGES AND BENEFITS

The 2018 first nine months GAAP results include certain one-time charges. The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	First Nine Months 2018
	Pre- Tax	After- Tax	Per Share
	(unaudited, $ in millions except per share amounts)

GAAP earnings	$144.5	$102.9	$1.72
Executive Chairman retirement	18.1	18.1	0.30
Higman transaction fees & expenses	3.3	2.5	0.04
Amendment to employee stock plan	3.9	3.0	0.05
Earnings, excluding one-time items(2)	$169.8	$126.5	$2.11

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Third Quarter		Nine Months
	2019	2018	2019	2018
Inland Performance Measurements:
Ton Miles (in millions) (3)	3,958	3,721	10,811	10,824
Revenue/Ton Mile (cents/tm) (4)	8.0	7.7	8.4	7.6
Towboats operated (average) (5)	304	282	299	275
Delay Days (6)	2,284	2,534	10,228	6,797
Average cost per gallon of fuel consumed	$2.00	$2.23	$2.06	$2.13

Barges (active):
Inland tank barges			1,065	981
Coastal tank barges			49	54
Offshore dry-cargo barges			4	5
Barrel capacities (in millions):
Inland tank barges			23.7	21.6
Coastal tank barges			4.7	5.1

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items.  Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company’s normal operating results.  These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(3)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(4)
Inland marine transportation revenues divided by ton miles.  Example:  Third quarter 2019 inland marine transportation revenues of $316,000,000 divided by 3,958,000,000 inland marine transportation ton miles = 8.0 cents.

(5)	Towboats operated are the average number of owned and chartered towboats operated during the period.

(6)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.